EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333‑183207, 333‑183210, and 333‑265315) of Atlantic American Corporation of our reports dated March 25, 2025, with respect to the consolidated financial statements of Atlantic American Corporation, included in this Annual Report on Form 10‑K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Atlanta, Georgia
March 25, 2025